Exhibit (c)(4)

Exhibit (C)(4)

CONFIDENTIAL

OCTOBER 10, 2005

DISCUSSION MATERIALS

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by University HealthSystem Consortium (“UHC”), VHA Inc. (“VHA”) or Global Healthcare Exchange, LLC (“GHX”) or information that is publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by UHC, VHA, Novation, LLC (“Novation”) and/or GHX. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Neoforma Inc. (“Neoforma”), Novation, UHC, VHA, GHX or any other entity, or concerning solvency or fair value of GHX or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GHX as to the future financial performance of GHX, we assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to UHC, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

Table of Contents

I PROPOSED TRANSACTION 1

II OVERVIEW OF GHX 5

III PROPOSED TRANSACTION FROM UHC PERSPECTIVE 7

IV OUTSOURCING AGREEMENT 12

V GHX FINANCIAL DATA ON PROFORMA BASIS 14

VI DCF ANALYSES OF GHX ON PROFORMA BASIS 17

VII MARKET PERSPECTIVES ON NEOFORMA 22

VIII NEOFORMA FINANCIAL DATA 24

IX DCF ANALYSES OF NEOFORMA 29

APPENDIX 32

A Weighted Average Cost of Capital Analyses 32

B Comparable Company Analysis 34

C Precedent Transactions 35

I Proposed Transaction

I PROPOSED TRANSACTION

Overview of Situation

Neoforma Inc. (“Neoforma”) is proposing to merge with Global Healthcare Exchange, LLC (“GHX”)

VHA Inc. (“VHA”) and University HealthSystem Consortium (“UHC”) together own 52% of the shares of Neoforma

Novation accounts for over 80% of the revenues generated by Neoforma, pursuant to an outsourcing agreement.

The current outsourcing agreement has both a “change of control” provision and a “benchmarking” provision that will enable it to renegotiate pricing and other terms. The current outsourcing agreement will terminate when Neoforma and GHX merge

Two key requirements

VHA and UHC’s affirmative vote is necessary to consummate the proposed merger

Novation must agree with GHX on the terms of a new outsourcing agreement in order for GHX to consummate the merger

As consideration for their equity interest in Neoforma, VHA and UHC are being offered a cash payment of $25 million and an equity interest of 14.5% in GHX

UHC would receive approximately 20% of the cash ($5 million) and 20% of the equity interest in GHX (2.9%)

Novation would enter into a new outsourcing agreement with GHX, with new terms and a reduced stream of payments (reduced to $35.7 million by 2008 compared to $61.0 million today)

I PROPOSED TRANSACTION

Issues to Consider

Balance between “has” vs. “gets”

What UHC “gets” under proposed transaction

Creation of an industry utility and seat at the table, via equity interest in GHX

— Utility attempts to balance competing interests of providers and suppliers; deliver value to UHC members

New outsourcing agreement that reflects dramatic changes in e-commerce marketplace over the past few years

Reduced payments under outsourcing agreement

Cash payment

What UHC “has” today

Neoforma outsourcing agreement

— Right to renegotiate payments under the outsourcing agreement pursuant to a benchmarking provision, which has attendant risks

— Inherent limitations as a result of recently changed e-commerce marketplace conditions and almost five years remaining on term

Equity in Neoforma

— Valuation/trading price

— Lack of liquidity/absence of buyers

No opportunity for new outsourcing agreement or participation in the industry utility without a change of control (i.e., merger) of Neoforma

Transaction negotiation required certain concessions to the Special Committee of the Board of Directors of

Neoforma or Neoforma’s directors would not propose the merger to the company’s stockholders

I PROPOSED TRANSACTION

Summary of Key Transaction Agreements

Certain provisions of the proposed transaction are still under discussion. Any material changes from this summary will be discussed at the meeting on October 10. If necessary, an update will be provided subsequently

Price to VHA and UHC $25 million cash for 2.5 million shares ($10 cash per share) 14.5% equity interest in GHX in exchange for 8.2 million shares of Neoforma

Price to All Other Stockholders $10 cash per share (total of approximately $100 million plus option costs of $2.3 million)

Structure of Transaction Exchange Agreement: Exchange of VHA/UHC’s shares in Neoforma for GHX membership units Merger Agreement: All outstanding Neoforma shares (including remaining shares owned by VHA and UHC) cashed out in merger

Exchange Agreement GHX indemnifies UHC for 18 months for breach of capitalization representation Conditioned on extension of GHX’s service contracts with its members until 2011, with certain exceptions Conditioned on financing

Principal Conditions Stockholder approval (Merger Agreement) Majority of voting minority approval Waiting period under HSR Act expired or terminated Debt financing obtained New outsourcing agreement between Novation and GHX No Material Adverse Effect, as defined

No Solicitation No solicitation by Neoforma, provided that under certain circumstances Neoforma can furnish information and negotiate a Superior Offer, as defined (Merger Agreement)

Financing Draft commitment letter from GE Commercial Finance (Merger Agreement) Commercially reasonable efforts to obtain financing

Termination Fee / Expenses $4,375,000 (payable by Neoforma to GHX) (Merger Agreement) Reverse break-up fee

Voting Agreements VHA, UHC and senior Neoforma executives will vote all shares of common stock in favor of merger VHA, UHC and senior Neoforma executives will vote against any other merger No solicitation Termination if merger agreement terminates or if any adverse amendment to pricing term or other term materially adverse to VHA and UHC

I PROPOSED TRANSACTION

Due Diligence

In connection with our review of the proposed transaction, we conducted a financial due diligence review of GHX

We participated in numerous discussions with the senior management of GHX and the investment banker to GHX

We reviewed and analyzed confidential information GHX provided to us

In connection with the proposed transaction, we were provided with the following information:

GHX management provided the most current projections pro forma for the transaction as of September 20 (version 14)

—	Management indicated the projections could be impacted by ongoing negotiations regarding NC2, data warehousing and/or private labeling

Draft commitment letter dated September 30, 2005

In connection with the proposed transaction, Neoforma management provided us with projections dated September 21

Related party revenue is at the contractual rate of approximately $61 million; Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process

Other than the related party revenue line, Neoforma’s banker indicated this is the same set of projections provided to the Special Committee of Neoforma in connection with the proposed transaction

We participated in a discussion with the senior management of Neoforma regarding the projections but did not otherwise conduct a due diligence review of Neoforma

Management of VHA provided, and management of UHC affirmed, estimates and projections related to the current outsourcing agreement and revisions to Neoforma’s projections

II Overview of GHX

II OVERVIEW OF GHX

Business

GHX is a multi-national, internet-based, business-to-business healthcare exchange for the procurement of medical products and services for healthcare professionals

Private limited liability company, formed in May 2000 and headquartered in Denver

Formed by Johnson & Johnson Health Care Systems, GE Medical Systems, Baxter Healthcare Corporation, Medtronic USA, Abbott Exchange, Becton, Dickinson & Company, Boston Scientific, Tyco Healthcare Group, Guidant and C.R. Bard

In 2001 and 2002, Siemens Medical Solutions and B. Braun Medical joined GHX

In 2001, GHX acquired HealthNexis, which was owned by AmeriSourceBergen, Cardinal Health, Fisher Scientific and McKesson (who now own their interest in GHX indirectly through NewHealthCo)

In 2002, GHX acquired Medibuy, and HCA and Premier became members of GHX

In total, the members of GHX have contributed approximately $252 million to GHX to date GHX currently connects 2,200 hospitals and clinics to over 150 supplier divisions GHX’s business is conducted according to “guiding principles”

Objective of the exchange is to “reduce supply chain costs and improve efficiencies for all its participants”

The Exchange “will implement pricing and business models designed to generate revenues sufficient to cover its operating and capital needs. Excess revenues beyond the anticipated operating and capital cash needs will be used to reduce the future pricing structure to all participants.”

The Exchange “will implement appropriate security to ensure the confidentiality of pricing, product availability, and purchase information between buyer and seller.”

The Exchange has a “data ownership statement”

II OVERVIEW OF GHX

Financial Data on Stand-Alone Basis

($ in millions)

As shown below, GHX incurred losses at the EBITDA level until last year. All losses have been funded by the current members of GHX. VHA and UHC are not being asked to fund any losses. To date, the members have contributed approximately $252 million to GHX

FISCAL	YEAR ENDED DECEMBER 31, CAGR

2000A 2001A 2002A 2003A 2004A ‘01 - ‘04

Revenues

Related Party Revenues $ 0.0 $ 27.8 $ 37.7 $ 40.2 $ 40.0 12.8%

Non-Related Party Revenues 0.0 1.5 1.7 4.4 6.1 61.6%

Total Revenues $ 0.0 $ 29.3 $ 39.5 $ 44.7 $ 46.1 16.3%

% Growth NA 34.7% 13.2% 3.2%

Total Operating Expenses (34.1) (69.6) (93.6) (81.9) (66.3)

% Margin NA 237.5% 237.3% 183.5% 143.9%

Loss from Operations ($ 34.1) ($ 40.3) ($ 54.2) ($ 37.3) ($ 20.2) NM

% Margin NA NM NM NM (43.9%)

Memo:

EBITDA ($ 32.5) ($ 27.5) ($ 33.0) ($ 6.9) $ 8.0 NM

% Margin NA NM NM NM 17.3%

Capital Expenditures (0.7) (17.9) (2.7) (1.5) (1.5)

Increase/(Decrease) in Working Capital 9.0 3.4 (2.5) (5.5) 2.5

III Proposed Transaction from UHC Perspective

III PROPOSED TRANSACTION FROM UHC PERSPECTIVE

Components of Proposed Transaction

Equity in Neoforma

In exchange for approximately 10.7 million shares of Neoforma stock, VHA and UHC would receive $25 million cash and a 14.5% equity interest in GHX

The value of the cash is straightforward

As explained in more detail in these materials, based on the projections GHX management provided for 2006 – 2011, the value of VHA and UHC’s 14.5% interest is de minimis

More value could possibly be attributed to the 14.5% interest in GHX depending on events and decisions beyond 2011. With regard to the period beyond 2011, GHX’s management has indicated that GHX’s board has not made any decisions about how GHX would be operated and management has not prepared projections

—	Any value attributed to the 14.5% interest in GHX beyond 2011 in these materials is hypothetical and for illustrative purposes only
—	In these materials, the interest in GHX is shown as de minimis and also shown with illustrative value

III PROPOSED TRANSACTION FROM UHC PERSPECTIVE

Components of Proposed Transaction (cont’d)

Outsourcing agreement

In the proposed transaction, the stream of payments would be reduced from the current contractual rate of $61 million

The “change of control” provision (pursuant to which Novation has renegotiated the new outsourcing agreement) and the Section 8.5 benchmarking provision are Novation’s contractual rights, for which it previously negotiated with Neoforma

—

Accordingly, the reduced stream of payments is not viewed as consideration realized as part of this proposed transaction but instead is delayed value attributable to the “change of control” provision, or would be realized in a benchmarking procedure with Neoforma if this proposed transaction were not consummated

—	Therefore, on the following page, in two scenarios, the value of the reduced stream of payments of the GHX proposal as compared to the current stream of payments is zero
—

In two scenarios on the following page, to reflect the uncertainty of a Section 8.5 process, the value of the reduced stream of payments is compared to the stream of payments assuming the benchmarking provision of Section 8.5 is invoked (based on assumptions set forth in Section IV)

III PROPOSED TRANSACTION FROM UHC PERSPECTIVE

Matrix of Possible Values of Various Scenarios Under Consideration

($ in millions)

The cash payment and the equity interest in GHX would be split approximately 80/20 between VHA and UHC

De Minimis Value of 14.5% Interest in GHX (a) (b)

Illustrative $20-30 Million Value (Pre-Tax) of 14.5% Interest in GHX(b)

$100 80 60 40 20 0

Cash to VHA/UHC

$25 million

($ 2.33 per share)

$25 Possible Savings on Outsourcing Agreement(c) Cash to VHA/UHC $65 million ($ 6.05 per share) $40 $25 Illustrative Value of GHX(d) Cash to VHA/UHC $45-55 million ($ 4.19-5.12 per share) $20-30 $25 Illustrative Value of GHX(d) Possible Savings on Outsourcing Agreement(c) Cash to VHA/UHC $85-95 million ($ 7.91-8.84 per share $20-30 $40 $25 Scenario #1 Scenario #2 Scenario #3 Scenario #4 $25 million cash $0 for OA De minimis value in GHX $25 million cash OA: GHX proposal vs. Section 8.5 De minimis value in GHX $25 million cash $0 for OA Equity in GHX: $20-30 million $25 million cash OA: GHX proposal vs. Section 8.5 Equity in GHX: $20-30 million Note: GHX is offering $10.00 cash per share to all shareholders other than VHA and UHC. (a) Based on projections GHX provided for 2006-2011, the value of the 14.5% interest is $600,000-$3.6 million ($0.06-$0.33 per share). See page 20. (b) Note that these figures do not take into consideration possible dilution set forth in Section V. Also, note that when GHX acquired Medibuy in 2002 (GHX’s most current acquisition), the value per share was $0.355. At that valuation, the value of the 14.5% interest is $18.8 million ($1.75 per share). (c) VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually and the present value benefit of the GHX proposal would be similar to the present value benefit of invoking Section 8.5. The $40 million figure reflects the uncertainty of Section 8.5 and represents the difference, on a present value basis, of the benefit of the GHX proposal versus estimated payments from invoking Section 8.5. See pages 12 and 13. (d) The illustrative value of GHX reflects, on a pre-tax basis, the value of 14.5% of the free cash flow of GHX into perpetuity, which presumably could be paid in the form of a dividend. See page 20.

III PROPOSED TRANSACTION FROM UHC PERSPECTIVE

Considerations

Proposed transaction

Creation of industry utility and seat at table

Improved value to UHC members

Adoption of industry standards

Potential implications for efficiency of system as a whole

Shared ownership/governance with manufacturers and distributors

Veto rights

Possible dilution

Proprietary functions

GHX’s technology vs. Neoforma’s technology

E-commerce services after December 31, 2011

Private company

Lack of liquidity

Historically run as break-even entity

III PROPOSED TRANSACTION FROM UHC PERSPECTIVE

Considerations (cont’d)

Neoforma

Section 8.5

Cost
Timing

Certainty/uncertainty of outcome Implications if no transaction

Services	to V/U/N
Neoforma’s	business/business model
Neoforma’s	senior management
UHC	membership

Lack of exit from current outsourcing agreement Neoforma’s technology vs. GHX’s technology The “roadmap” E-commerce services after March 30, 2010

Equity stake in Neoforma

Lack of liquidity

Implications of failed auction

IV Outsourcing Agreement

Comparison of Scenarios

($ in millions)

VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually.

Accordingly, the present value benefit of invoking Section 8.5 would be similar to the present value benefit of the GHX proposal. Notwithstanding that VHA/UHC and Novation would pursue their contractual rights vigorously, the analysis on these two pages reflects the uncertainty of Section 8.5

Assumptions

Discount Rate(a) 5.0% Assumed Annual Payment after Section 8.5 Process(b) $50.0 Assumed Annual Payment after Termination of Neoforma Outsourcing Agreement(b) $25.0

2006E	2007E 2008E 2009E 2010E 2011E Current Payments
Outsourcing	Payments ($61.0) ($61.0) ($61.0) ($61.0) ($34.0) ($25.0)

Total Cost of Payments—Present Value ($266.6)

Invoking Section 8.5

Outsourcing	Payments ($61.0) ($61.0) ($50.0) ($50.0) ($31.3) ($25.0)

Total Cost of Payments—Present Value ($245.5)

Time Period

GHX Proposal

Outsourcing	Payments ($49.7) ($43.7) ($35.7) ($35.7) ($35.7) ($35.7)
Total	Cost of Payments—Present Value ($205.5)

(a) Applied to quarterly payments. 10-year treasury bond yield is 4.28% as of October 3, 2005. (b) Estimates provided by VHA management. Estimates affirmed by UHC management.

IV OUTSOURCING AGREEMENT

Sensitivity to Discount Factor

($ in millions)

As noted, the bar charts below reflect the uncertainty of Section 8.5. VHA/UHC management believes that the present value benefit of invoking Section 8.5 would be similar to the present value benefit of the GHX proposal

Present Value Benefit of Invoking Section 8.5 vs Current Situation

$45 40 35 30 25 20 15

$23.2

$21.1 $19.3

2.0% 5.0% 8.0%

Present Value Benefit of GHX Proposal vs Invoking Section 8.5

$45 40 35 30 25

20 15

$41.2 $39.9 $38.6

2.0%	5.0% 8.0%

V GHX Financial Data on Pro Forma Basis

V GHX FINANCIAL DATA ON PRO FORMA BASIS

Overview

GHX management provided projections through December 2011, pro forma for the acquisition of Neoforma. The projections reflect renewal of GHX’s agreements with its members until 2011, except Premier, Siemens, Becton, Dickinson and Guidant

Premier

Premier’s agreement expires in 2008 and Premier has not stated its current intent with regard to renewing the agreement

GHX anticipates that by 2007 Premier’s member hospitals will have been converted to member-pay

GHX’s projections reflect revenue from Premier of $7.9 million annually; if Premier does not renew its contract and its members do not continue to contract through GHX after conversion to member-pay, GHX’s projected results could be adversely affected

Siemens

GHX’s projections do not reflect revenue from Siemens after 2008 Becton, Dickinson

GHX management expects Becton, Dickinson to renew its agreement Guidant

GHX management indicated negotiations are continuing. GHX’s projections reflect revenue from Guidant of $800,000 annually after 2008

V GHX FINANCIAL DATA ON PRO FORMA BASIS

Financial Data on Pro Forma Basis

($ in millions)

FISCAL YEAR ENDED DECEMBER 31, CAGR 2006E 2007E 2008E 2009E 2010E 2011E ‘06-‘11

Revenues

Related Party Revenues $72.5 $72.5 $72.5 $72.5 $72.5 $72.5 0.0% Non-Related Party Revenues 22.5 24.8 28.0 32.3 37.0 43.0 13.8%

Total Revenues $95.0 $97.2 $100.5 $104.7 $109.5 $115.5 4.0%

% Growth 95.3% 2.4% 3.3% 4.2% 4.5% 5.5%

Operating Expenses(a) (71.7) (66.7) (71.5) (74.9) (78.5) (82.1) 2.8%

% Margin 75.4% 68.5% 71.1% 71.5% 71.7% 71.1%

EBITDA(b) $23.3 $30.6 $29.0 $29.8 $31.0 $33.4 7.4%

% Margin 24.6% 31.5% 28.9% 28.5% 28.3% 28.9%

Memo:

Capital Expenditures (3.6) (3.8) (4.0) (4.1) (4.2) (4.4)

Increase/(Decrease) in Working Capital 0.6 (0.4) 0.6 (0.0) (0.2) (0.2)

Source: GHX management projections as of September 20, 2005.

(a) Operating expenses other than one-time transaction costs, depreciation and amortization and capitalized software development costs. (b) Before capitalized software development costs.

V GHX FINANCIAL DATA ON PRO FORMA BASIS

Members’ Equity on Pro Forma Basis ($ in millions)

GHX’s organizational documents indicate that it is not the “current expectation” that GHX will effect an initial public offering

However, in the event of an IPO or of a conversion of GHX from a limited liability company to a corporation (which requires a member vote), certain members of GHX(a) – not including VHA or UHC – could exercise warrants for up to 2.5% of GHX’s outstanding shares

In addition, the owners of a company which was previously acquired by GHX (Centrimed) have a warrant exercisable for 17.4% of GHX, in the event of an IPO before 2010 (estimated)

The dilution events on this page are not reflected in the 14.5% (nor in the valuation materials herein)

GHX has indicated that in connection with the reorganization of GHX’s European operations, GHX may make a capital call; if VHA/UHC do not participate, GHX estimates VHA/UHC’s interest would be diluted by 2%, to 14.2%

Post Transaction Member Ownership

Abbott Exchange 8.4% Baxter Healthcare 8.5% GE Medical Systems 7.6% Johnson & Johnson Health Care Systems 8.8% Medtronic 7.9% Siemens 7.6%

C. R. Bard 1.2% Becton, Dickinson 1.5% Boston Scientific 0.4% Tyco Healthcare Group 1.4% Guidant 1.5% HealthNexis 10.5% B Braun 0.6% Premier 13.8% HCA 5.9% VHA/UHC 14.5%

100.0%

Note: Governance matters related to, among other things, board seats, board committees, supermajority board votes, majority board votes and supermajority shareholder votes, are determined in accordance with GHX’s organizational documents.

(a) Johnson & Johnson, GE Medical, Baxter Healthcare, Medtronic, Tyco, Guidant, Bard, Boston Scientific and Becton Dickinson.

VI DCF Analyses of GHX on Pro Forma Basis

VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

Overview of Methodology

On the following pages are discounted cash flow analyses of GHX and sensitivity analyses

All of GHX’s agreements with its members (pursuant to which the contracted revenues are generated) expire in 2011. The first DCF reflects the equity value of GHX based on the projection period 2006 through 2011. The value of VHA and UHC’s 14.5% interest, based on the projections GHX management provided for 2006 – 2011, is de minimis

With regard to the period after December 2011, GHX’s management has indicated that GHX’s board has not made any decisions about how GHX would be operated and management has not prepared projections

Management indicated that beginning in 2012 (assuming GHX’s members renew their respective agreements), GHX may pursue any one or combination of strategic alternatives, including the following

Revert to profit neutral status Pay a dividend to the members Make an acquisition

VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

Overview of Methodology (cont’d)

For purposes of illustration only, the discounted cash flow and related sensitivities on the subsequent pages reflect, on a pre-tax basis, the value of 14.5% of the free cash flow of GHX into perpetuity, which presumably could be paid in the form of a dividend

The cash flows are discounted at 5% for the period between and including 2006 – 2011 and at a range of discount rates thereafter

The analysis assumes the free cash flow grows into perpetuity at a range of projected inflation rates from 2.0 – 3.0%

The value of dividends to a taxpaying entity would be less than shown

The sensitivity analysis indicates the range of values if the free cash flow in 2011 were reduced by 15% or 30% (for example, to reflect a renegotiation of contracted revenues with GHX members); for further illustration, a 0% reduction could reflect a hypothetical case in which GHX replaces contracted revenues with non-contracted revenues

The analysis assumes the free cash flow grows into perpetuity; any period of time less than perpetuity results in a lower indicated value for the 14.5% interest

The analyses on the following three pages do not reflect the possible dilution set forth in Section V

VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

DCF of GHX on Pro Forma Basis at 12/31/2005 ($ in millions)

DISCOUNTED CASH FLOW ANALYSIS

FISCAL YEAR ENDING 2006E 2007E 2008E 2009E 2010E 2011E

Revenues

Contracted Revenues $72.5 $72.5 $72.5 $72.5 $72.5 $72.5 Non-Contracted Revenues 22.5 24.8 28.0 32.3 37.0 43.0

Total Revenues $95.0 $97.2 $100.5 $104.7 $109.5 $115.5

Operating Expenses(a) (71.7) (66.7) (71.5) (74.9) (78.5) (82.1)

% Revenues 75.4% 68.5% 71.1% 71.5% 71.7% 71.1%

EBITDA $23.3 $30.6 $29.0 $29.8 $31.0 $33.4

% Margin 24.6% 31.5% 28.9% 28.5% 28.3% 28.9%

Estimated Taxes(b) 0.0 0.0 0.0 0.0 0.0 0.0 Less: Capitalized Software Dev. Costs (2.6) (2.6) (2.6) (2.6) (2.6) (2.6) Less: Cash Transaction Costs (24.8) (2.4) (1.0) 0.0 0.0 0.0 Deferred Revenue Adj. + Misc. 12.1 5.3 (3.2) (4.6) (4.1) (4.2) Less: Capital Expenditures (3.6) (3.8) (4.0) (4.1) (4.2) (4.4) (Inc)/Dec in Working Capital 0.6 (0.4) 0.6 (0.0) (0.2) (0.2) Free Cash Flow $5.1 $26.7 $18.9 $18.5 $19.9 $22.0 Discount Cash Flows Rate 2006-2011 2.0% $103.2 5.0% 92.7 8.0% 83.7

+ PV of NOLs(c) 2006-2011 $3.4 3.1 2.8

= Total Enterprise Value $106.6 95.7 86.5

- Net Debt Balance $82.0 82.0 82.0

= Total Equity Value $24.5 13.7 4.4

14.5% of Total Equity Value $3.6 2.0 0.6

Source: GHX management projections as of September 20, 2005. Does not reflect possible dilution set forth in Section V.

(a) Operating expenses other than one-time transaction costs, depreciation and amortization and capitalized software development costs. (b) EBIT assumed to be negative.

(c) Reflects value of GHX’s NOLs for the period 2006-2011. Per GHX management guidance, does not reflect value of Neoforma’s NOL’s for the period 2006-2011.

VI DCF ANALYSES OF GHX ON PRO FORMA BASIS

Illustrative DCF of GHX on Pro Forma Basis at 12/31/2005 ($ in millions)

DISCOUNTED CASH FLOW ANALYSIS

FISCAL YEAR ENDING 2006E 2007E 2008E 2009E 2010E 2011E

Revenues

Contracted Revenues $72.5 $72.5 $72.5 $72.5 $72.5 $72.5 Non-Contracted Revenues 22.5 24.8 28.0 32.3 37.0 43.0

Total Revenues $95.0 $97.2 $100.5 $104.7 $109.5 $115.5

Operating Expenses(a) (71.7) (66.7) (71.5) (74.9) (78.5) (82.1)

% Revenues 75.4% 68.5% 71.1% 71.5% 71.7% 71.1%

EBITDA $23.3 $30.6 $29.0 $29.8 $31.0 $33.4

% Margin 24.6% 31.5% 28.9% 28.5% 28.3% 28.9%

Estimated Taxes(b) 0.0 0.0 0.0 0.0 0.0 0.0 Less: Capitalized Software Dev. Costs (2.6) (2.6) (2.6) (2.6) (2.6) (2.6) Less: Cash Transaction Costs (24.8) (2.4) (1.0) 0.0 0.0 0.0 Deferred Revenue Adj. + Misc. 12.1 5.3 (3.2) (4.6) (4.1) (4.2) Less: Capital Expenditures (3.6) (3.8) (4.0) (4.1) (4.2) (4.4) (Inc)/Dec in Working Capital 0.6 (0.4) 0.6 (0.0) (0.2) (0.2) Free Cash Flow $5.1 $26.7 $18.9 $18.5 $19.9 $22.0 Discount Cash Flows Rate 2006-2011 5.0% $92.7 5.0% 92.7 5.0% 92.7 + Present Value of Terminal Value Discount With Perpetual Growth Rate of(c): Rate 2.0% 2.5% 3.0% 10.0% $158.0 $169.3 $182.3 11.0% 133.0 141.5 151.1 12.0% 113.4 120.0 127.3

+ PV of NOLs(d) $12.5 11.4 10.4

= Total Enterprise Value With Perpetual Growth Rate of: 2.0% 2.5% 3.0% $263.2 $274.5 $287.5 237.1 245.6 255.2 216.5 223.1 230.4 -

Net Debt Balance $82.0 82.0 82.0 = Total Equity Value With Perpetual Growth Rate of: 2.0% 2.5% 3.0% $181.2 $192.5 $205.5 155.1 163.6 173.2 134.5 141.1 148.4

Discount Rate 10.0% 11.0% 12.0%

14.5% of Total Equity Value With Perpetual Growth Rate of: 2.0% 2.5% 3.0% $26.3 $27.9 $29.8 22.5 23.7 25.1 19.5 20.5 21.5

Source: GHX management projections as of September 20, 2005. Does not reflect possible dilution set forth in Section V.

Note: Inflation expected to be 2.8% from 2006-2009 and 2.6% from 2010-2011. Inflation data from EIU database.

(a) Operating expenses other than one-time transaction costs, depreciation and amortization and capitalized software development costs.

(b) EBIT assumed to be negative.

(c) . Assumes 5% discount rate for all cash flows between and including 2006-2011, and the discount rates shown thereafter.

(d) Reflects value of GHX’s NOLs for the period 2006-2011 and the value of Neoforma’s NOLs thereafter. Per GHX management guidance, does not reflect value of Neoforma’s NOLs for the period 2006-2011.

VI DCF ANALYSES OF GHX ON PROFORMA BASIS

Illustrative DCF Sensitivities on Pro Forma Basis

Total Equity Value

Perpetuity Growth Rate of 2.0%

Reduction in Free Cash Flow Beyond 2011 0% 15% 30% $181.2 21.95 18.66 15.37 Discount 10% $181.1 $155.0 $128.9 Rate 11% 155.1 132.7 110.3 12% 134.5 115.0 95.6

Perpetuity Growth Rate of 2.5% Reduction in Free Cash Flow Beyond 2011 0% 15% 30% $192.5 21.95 18.66 15.37

Discount 10% $192.5 $164.7 $136.8 Rate 11% 163.6 139.9 116.2 12% 141.1 120.6 100.2

Perpetuity Growth Rate of 3.0%

Reduction in Free Cash Flow Beyond 2011 0% 15% 30% $205.5 21.95 18.66 15.37 Discount 10% $205.5 $175.7 $145.9 Rate 11% 173.1 148.0 122.9 12% 148.3 126.8 105.3 14.5% of Total Equity Value Perpetuity Growth Rate of 2.0% Reduction in Free Cash Flow Beyond 2011 0% 15% 30% Discount 10% $26.3 $22.5 $18.7 Rate 11% 22.5 19.2 16.0 12% 19.5 16.7 13.9

Perpetuity Growth Rate of 2.5%

Reduction in Free Cash Flow Beyond 2011 0% 15% 30%

Discount 10% $27.9 $23.9 $19.8 Rate 11% 23.7 20.3 16.9 12% 20.5 17.5 14.5

Perpetuity Growth Rate of 3.0%

Reduction in Free Cash Flow Beyond 2011

0% 15% 30%

Discount 10% $29.8 $25.5 $21.2 Rate 11% 25.1 21.5 17.8 12% 21.5 18.4 15.3

Implied EBITDA Multiple

Perpetuity Growth Rate of 2.0%

Reduction in Free Cash Flow Beyond 2011

0% 15% 30% 21.95 18.66 15.37

Discount 10% 8.4x 7.1x 5.9x Rate 11% 7.4 6.3 5.2 12% 6.7 5.7 4.7

Perpetuity Growth Rate of 2.5%

Reduction in Free Cash Flow Beyond 2011

0% 15% 30% 21.95 18.66 15.37

Discount 10% 9.0x 7.6x 6.3x Rate 11% 7.9 6.7 5.5 12% 7.1 6.0 5.0

Perpetuity Growth Rate of 3.0%

Reduction in Free Cash Flow Beyond 2011

0% 15% 30% 21.95 18.66 15.37

Discount 10% 9.7x 8.2x 6.8x Rate 11% 8.5 7.2 5.9 12% 7.5 6.4 5.3

VII Market Perspectives on Neoforma

VII MARKET PERSPECTIVES ON NEOFORMA

Neoforma Trading Performance – Last 18 Months

($ per share)

For the 52 weeks before the announcement that Neoforma retained Merrill Lynch, the high was $14.04. The stock closed at $6.97 on January 11, 2005, the day that Neoforma announced it had retained Merrill Lynch. Since then, the stock has increased approximately 24%. 52-Weeks Ending January 11, 2005 52-Week High $14.04 52-Week Low $6.22 52-Week Avg $10.15 Period From January 12, 2005 - October 3, 2005 Current $8.61 High $9.91 Low $5.66 Period Avg $7.62 Price 16 14 12 $10.97 10 8 6 4 2 0 8 Jun 04 Consorta enters into a new agreement with Neoforma to standardize and maintain Consorta’s Global Catalog 9 Jun 04 VHA signs a three-year agreement naming Neoforma as a provider of supply chain data cleansing and maintenance services to the VHA membership base 26 Jan 05 Neoforma and Novation engage independent consultants to assess exclusive outsourcing agreement 11 Jan 05 Announces Merrill Lynch has been retained as a financial advisor to assist the Company in evaluating strategic alternatives, including a possible sale or merger 25 Jul 05 Reports 2Q 2005 adjusted net income of $4.3 million vs. adjusted net income of $5.5 million in 2Q 2004 18 Apr 05 Confirms that VHA and UHC intend to support the company’s evaluation of strategic alternatives, including a possible sale or merger 25 Apr 05 Reports 1Q 2005 adjusted net income of $3.5 million vs. adjusted net income of $5.5 million in 1Q 2004 22 Feb 05 Reports FY 2004 adjusted net income results of $21.2 million vs. adjusted net income of $20.3 million in FY 2003 25 Oct 04 Reports 3Q 2004 adjusted net income of $5.1 million, a 9% decrease from the year-ago period; decrease primarily due to the scheduled reduction in the Company’s quarterly maximum payment from Novation in 2004 and the resulting $2.1 million decrease in adjusted related-party revenue Volume (000s) 1,000 $8.61 1 Apr 04 26 May 04 20 Jul 04 13 Sep 04 7 Nov 04 1 Jan 05 25 Feb 05 21 Apr 05 15 Jun 05 9 Aug 05 3 Oct 05 Source: FactSet. $ 18.0 22

VII MARKET PERSPECTIVES ON NEOFORMA

Neoforma Volume at Various Prices

($ per share)

12 Months Ended January 11, 2005

6,000,000 4,000,000 2,000,000 0

Total Volume: 17,552,597

Weighted Average Price (Ended Jan. 11, 2005)

Last 12 Months: $9.93

$6.02 - $6.50 $6.50 - $7.75 $7.75 - $9.00 $9.00 - $10.25 $10.25 - $11.50 $11.50 - $12.75 $12.75 - $13.93

% Traded 4% 21% 6% 15% 29% 19% 6% % Cumulative 4% 25% 31% 47% 76% 94% 100%

January 12, 2005 – October 3, 2005

5,000,000 2,500,000 0

$5.74 - $6.25 $6.25 - $7.00 $7.00 - $7.75 $7.75 - $8.50 $8.50 - $9.25 $9.25 - $9.77

Total Volume: 13,710,453

Weighted Average Price

Jan. 12 - Present $7.71 % Traded % Cumulative

Last 3 Months

500,000 250,000 0

Total Volume: 1,999,862

Weighted Average Price

Last 3 Months: $7.49

$6.61 - $6.85 $6.85 - $7.20 $7.20 - $7.55 $7.55 - $7.90 $7.90 - $8.25 $8.25 - $8.60 $8.60 - $8.67

% Traded 16% 14% 23% 17% 22% 6% 2% % Cumulative 16% 31% 53% 71% 93% 98% 100%

Note: Based on daily average of high and low price data.

VIII	Neoforma Financial Data

VIII Neoforma Financial Data

Overview of Neoforma Projections

Neoforma management provided projections dated September 21, 2005

Related party revenue is at the contractual rate of approximately $61 million in the projections provided

— Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process

— VHA management provided, and UHC management affirmed, projections (shown in the Neoforma projections on the following pages) reflecting the uncertainty of Section 8.5. Although not shown in the Neoforma revised projections, VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually

Non-related party revenue grows at a compound annual growth rate of 22.7% between 2005E and 2008E

EBITDA margins increase from estimated 23% in 2005E to 29% in 2008E

VHA/UHC management reviewed these projections and characterized them as “very aggressive”

VHA management made, and UHC management affirmed, revisions to Neoforma’s projections, as detailed below

Related party revenue is at the contractual rate of $61 million in 2006 and 2007 and $50 million in 2008E, reflecting the uncertainty of Section 8.5. As noted above, VHA/UHC and Novation believe that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually

Non-related party revenue grows at a compound annual growth rate of 14.8% between 2005E and 2008E

EBITDA margins decrease from estimated 23% in 2005E to 19% in 2008E

VIII NEOFORMA FINANCIALDATA

Overview of Neoforma Projections (cont’d)

Comparison of non-related party revenue projections

Data management services

— From revenues of $2.4 million in 2004, Neoforma management projects revenues of $3.0 million in 2005E growing to $5.8 million in 2008E

— From revenues of $2.4 million in 2004, VHA/UHC management projects revenues of $3.0 million in 2005E and held constant through 2008E

Spend intelligence / spend analytics

— From revenues of zero in 2004 and 2005E, Neoforma management projects revenues of $1.4 million in 2006E growing to $8.0 million in 2008E

— Taking into consideration penetration of VHA and UHC’s membership, VHA/UHC management projects revenues of $250,000 in 2006E growing to $2.0 million in 2008E Order management solution

— From revenues of $138,000 in 2004, Neoforma management projects revenues of $142,000 in 2005E growing to $1.1 million in 2008E

— From revenues of $138,000 in 2004, VHA/UHC management projects revenues of $142,000 in 2005E, growing by $200,000 annually Market intelligence and contract management

— From combined revenues of $4.3 million in 2004, Neoforma management projects revenues of $4.7 million in 2005E growing to $11.2 million in 2008E

— From combined revenues of $4.3 million in 2004, VHA/UHC management projects revenues of $4.7 million in 2005E growing to $10.1 million in 2008E

VIII NEOFORMA FINANCIAL DATA

Overview of Neoforma Projections (cont’d)

Supplier connectivity

—	From revenues of $2.8 million in 2004, Neoforma management and VHA/UHC management project revenues of $2.8 million in 2005E growing to $3.6 million in 2008E

Market intelligence

—	From revenues of $1.9 million in 2004, Neoforma management projects revenues of $1.1 million in 2005E, $900,000 in 2006E, $1.0 million in 2007E and $1.2 million in 2008E
—	From revenues of $1.9 million in 2004, VHA/UHC management projects revenues of $1.1 million in 2005E, $900,000 in 2006E, $800,000 in 2007E and $700,000 in 2008E

Neoforma incurred cash operating expenses in 2004 of $59.8 million. Neoforma management projects cash operating expenses of $60.0 million in 2005E, $56.1 million in 2006E, $57.2 million in 2007E and $61.2 million in 2008E

VIII NEOFORMA FINANCIAL DATA

Financial Data - Neoforma Management Projections

($ in millions)

FISCAL YEAR ENDING DECEMBER 31, CAGR 2005E 2006E 2007E 2008E ‘05 - ‘08

Revenues

Related Party Revenues(a) $61.5 $61.3 $61.2 $50.0 NM Non-Related Party Revenues 12.1 16.8 22.6 31.0 22.7%

% Growth (4.7%) 39.1% 34.5% 37.3%

Total Revenues $73.6 $78.1 $83.8 $81.0 1.2%

% Growth (1.2%) 6.1% 7.3% (3.3%)

Net Cash Operating Expenses (56.5) (52.7) (53.5) (57.2) 2.8%

% Margin 76.8% 67.5% 63.9% 70.6%

EBITDA(b) $17.1 $25.4 $30.2 $23.8 NM

% Margin 23.2% 32.5% 36.1% 29.4%

Total Non-Cash Operating Expenses (57.0) (15.1) (15.3) (17.0) 4.1%

% Margin 77.5% 19.3% 18.3% 21.0%

EBIT ($40.0) $10.3 $14.9 $6.8 NM

% Margin NM 13.2% 17.8% 8.4%

Net Income/(Loss) ($39.3) $11.1 $16.0 $8.3 NM

% Margin NM 14.2% 19.0% 10.2%

Source: Neoforma management projections dated September 21, 2005.

(a) Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process. Related party revenue projections provided by VHA management, and affirmed by UHC management, to reflect the uncertainty of Section 8.5. VHA/UHC management believes that revised pricing would be at an average price of $39 million annually.

(b) After capitalized software development costs.

VIII NEOFORMA FINANCIAL DATA

Financial Data – VHA/UHC Management Projections

($ in millions)

FISCAL YEAR ENDING DECEMBER 31, CAGR 2005E 2006E 2007E 2008E ‘05 - ‘08

Revenues

Related Party Revenues $61.0 $61.0 $61.0 $50.0 NM Non-Related Party Revenues 12.1 13.7 17.3 20.8 14.8%

% Growth NA 13.8% 26.2% 19.7%

Total Revenues $73.1 $74.7 $78.3 $70.8 NM

% Growth NA 2.3% 4.8% (9.7%)

Net Cash Operating Expenses (56.5) (52.7) (53.5) (57.2) 2.8%

% Margin 77.4% 70.5% 68.4% 80.9%

EBITDA(a) $16.5 $22.0 $24.8 $13.5 NM

% Margin 22.6% 29.5% 31.6% 19.1%

Total Non-Cash Operating Expenses (57.0) (15.1) (15.3) (17.0) 4.1%

% Margin 78.1% 20.1% 19.6% 24.0%

EBIT ($40.5) $7.0 $9.4 ($3.5) NM

% Margin NM 9.3% 12.1% (4.9%)

Net Income/(Loss) ($39.8) $7.7 $10.5 ($2.0) NM

% Margin NM 10.3% 13.4% (2.8%)

Source: Related party revenue projections provided by VHA management, and affirmed by UHC management, to reflect the uncertainty of Section 8.5. VHA/UHC management believes that revised pricing would be at an average price of $39 million annually. Non-related party revenue projections provided by VHA/UHC management. All other figures from Neoforma management projections dated

September 21, 2005.

(a) After capitalized software development costs.

IX DCF Analyses of Neoforma

IX DCF ANALYSES OF NEOFORMA

Overview of Methodology

On the following pages are discounted cash flow analyses using Neoforma management projections (other than the related party revenue projections, which reflect a renegotiation pursuant to Section 8.5) and VHA/UHC management projections

As noted, the related party revenue projections in both sets of projections are based on assumptions that reflect the uncertainty of Section 8.5. (Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process.) VHA/UHC and Novation believe, based on an independent negotiation with a third party, that revised pricing after a renegotiation with Neoforma would be at an average price of $39 million annually, which would have an adverse effect on the valuations shown on the following pages

The terminal value reflects the value that the company continues to generate beyond the projection period.

The projection period for Neoforma is through 2008. After March 30, 2010, Novation has the right to terminate the outsourcing agreement with Neoforma

The terminal value on the following pages has been formulated to represent the value of Neoforma, based on a range of revenue multiples of 0.5 – 1.5x, assuming Novation terminates the outsourcing agreement on March 30, 2010

IX DCF ANALYSES OF NEOFORMA

DCF of Neoforma at 12/31/2005 - Neoforma Management Projections

($ in millions)

DISCOUNTED CASH FLOW ANALYSIS

FISCAL YEAR ENDING DECEMBER 31, 2005E 2006E 2007E 2008E

Revenues(a)

Related Party Revenues $61.5 $61.3 $61.2 $50.0 Non-related Party Revenues 12.1 16.8 22.6 31.0

Total Revenues $73.6 $78.1 $83.8 $81.0

Net Cash Operating Expenses (56.5) (52.7) (53.5) (57.2) % Revenues 76.8% 67.5% 63.9% 70.6%

EBITDA 17.1 $25.4 $30.2 $23.8 % Margin 23.2% 32.5% 36.1% 29.4%

Depreciation & Amortization(c) (13.3) (13.2) (15.2) (17.0) Amortization of Partnership Costs(d) (39.1) (1.8) (0.1) 0.0 Restructuring Charges (4.7) 0.0 0.0 0.0

EBIT ($40.0) $10.3 $14.9 $6.8 Estimated Taxes(e) 0.0 (4.0) (5.8) (2.6)

Unlevered Net Income ($40.0) $6.3 $9.1 $4.1

Plus: Depreciation & Amortization 52.4 15.1 15.3 17.0 Plus: Restructuring Charges 4.7 0.0 0.0 0.0 Less: Capital Expenditures(f) (2.9) (3.0) (5.0) (3.0) (Inc)/Dec in Working Capital (3.7) (1.7) (2.4) (3.9)

Free Cash Flow $10.5 $16.7 $17.0 $14.3

Discounted Discount Cash Flows Rate 2006-2008 5.0% $43.6

6.0% 42.8 7.0% 42.1 8.0% 41.3 +

Present Value of Terminal Value With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $13.4 $26.8 $40.2 13.0 26.0 39.0 12.7 25.3 38.0 12.3 24.6 36.9 +

NPV of NOLs $27.8 25.7 23.8 22.1 =

Total Enterprise Value With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $84.8 $98.2 $111.6 81.5 94.5 107.6 78.5 91.2 103.8 75.7 88.0 100.3 +

Net Cash Balance(g) $41.6 41.6 41.6 41.6 =

Total Equity Value With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $126.4 $139.8 $153.2 123.1 136.1 149.1 120.1 132.7 145.4 117.3 129.6 141.9

Total Equity Value Per Share With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $6.10 $6.75 $7.40 5.94 6.57 7.20 5.80 6.41 7.02 5.66 6.26 6.85

Source: Neoforma management projections dated September 21, 2005.

(a) Neoforma management would not provide projections reflecting the outcome of a Section 8.5 process. Related party revenue projections provided by VHA management, and affirmed by UHC management, to reflect the uncertainty of Section 8.5. VHA/UHC management believes that revised pricing would be at an average price of $39 million annually. (b) Net cash operating expenses from Neoforma management dated September 21, 2005.

(c) Depreciation & Amortization includes D&A of property and equipment and capitalized software, amortization of intangibles and amortization of deferred compensation.

(d) 2005 Amortization of Partnership Costs of $39 million from Neoforma management dated September 21, 2005. Balance of partnership costs related to issuance of restricted shares to be amortized through 2007.

(e) Assumes all positive pre-tax income is taxed at estimated 39% with NOLs valued separately. (f) 2005-2008 CapEx and Working Capital from Neoforma management dated September 21, 2005. (g) Net cash projected per Neoforma management on 12/31/05 balance sheet.

IX DCF ANALYSES OF NEOFORMA

DCF of Neoforma at 12/31/2005 – VHA/UHC Management Projections

($ in millions)

DISCOUNTED CASH FLOW ANALYSIS

FISCAL YEAR ENDING DECEMBER 31, 2005E 2006E 2007E 2008E

Revenues(a)

Related Party Revenues $61.0 $61.0 $61.0 $50.0 Non-related Party Revenues 12.1 13.7 17.3 20.8

Total Revenues $73.1 $74.7 $78.3 $70.8

Net Cash Operating Expenses (56.5) (52.7) (53.5) (57.2)

% Revenues 77.4% 70.5% 68.4% 80.9%

EBITDA 16.5 $22.0 $24.8 $13.5

% Margin 22.6% 29.5% 31.6% 19.1%

Depreciation & Amortization(c) (13.3) (13.2) (15.2) (17.0) Amortization of Partnership Costs(d) (39.1) (1.8) (0.1) 0.0 Restructuring Charges (4.7) 0.0 0.0 0.0

EBIT ($40.5) $7.0 $9.4 ($3.5)

Estimated Taxes(e) 0.0 (2.7) (3.7) 0.0

Unlevered Net Income ($40.5) $4.3 $5.8 ($3.5)

Plus: Depreciation & Amortization 52.4 15.1 15.3 17.0 Plus: Restructuring Charges 4.7 0.0 0.0 0.0 Less: Capital Expenditures(f) (2.9) (3.0) (5.0) (3.0) (Inc)/Dec in Working Capital (3.7) (1.7) (2.4) (3.9)

Free Cash Flow $9.9 $14.6 $13.7 $6.7

Discounted Discount Cash Flows Rate 2006-2008 5.0% $32.1

6.0% 31.6 7.0% 31.0 8.0% 30.6 +

Present Value of Terminal Value With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $9.0 $17.9 $26.9 8.7 17.4 26.1 8.5 16.9 25.4 8.2 16.5 24.7 +

NPV of NOLs $27.8 25.7 23.8 22.1 =

Total Enterprise Value With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $68.8 $77.8 $86.8 65.9 74.6 83.4 63.3 71.8 80.2 60.9 69.1 77.4 +

Net Cash Balance(g) $41.6 41.6 41.6 41.6 =

Total Equity Value With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $110.4 $119.4 $128.3 107.5 116.2 124.9 104.9 113.3 121.8 102.4 110.7 118.9

Total Equity Value Per Share With Terminal Revenue Multiple of: 0.5x 1.0x 1.5x $5.33 $5.76 $6.20 5.19 5.61 6.03 5.06 5.47 5.88 4.95 5.34 5.74

(a) Related party revenue projections provided by VHA management, and affirmed by UHC management, to reflect the uncertainty of Section 8.5. VHA/UHC management believes that revised pricing would be at an average price of $39 million annually. Non-related party revenue projections provided by VHA/UHC management. All other figures from Neoforma management projections dated

September 21, 2005.

(b) Net cash operating expenses from Neoforma management dated September 21, 2005.

(c) Depreciation & Amortization includes D&A of property and equipment and capitalized software, amortization of intangibles and amortization of deferred compensation. 2005-2008 figures from

Neoforma management dated September 21, 2005.

(d) 2005 Amortization of Partnership Costs of $39 million from Neoforma management dated September 21, 2005. Balance of partnership costs related to issuance of restricted shares to be amortized through 2007.

(e) Assumes all positive pre-tax income is taxed at estimated 39% with NOLs valued separately. (f) 2005-2008 CapEx and Working Capital from Neoforma management dated September 21, 2005. (g) Net cash projected per Neoforma management on 12/31/05 balance sheet.

Appendix

A Weighted Average Cost of Capital Analyses

A WEIGHTED AVERAGE COST OF CAPITAL ANALYSES

Weighted Average Cost of Capital

($ in millions)

Company

NDCHealth ProxyMed WebMD

Average Median

Assumptions

Marginal Tax Rate 35.0% Risk Free Rate of Return (e) 4.28% Market Risk Premium (f) 7.2%

Debt / Debt / Unlevered Levering Levered Cost of Cap. Equity Beta Factor (g) Beta Equity (h)

0.0% 0% 1.05 1.00 1.05 11.8% 10.0% 11% 1.05 1.07 1.13 12.4% 20.0% 25% 1.05 1.16 1.22 13.1% 30.0% 43% 1.05 1.28 1.34 14.0% 40.0% 67% 1.05 1.43 1.51 15.1% 50.0% 100% 1.05 1.65 1.73 16.8%

Net Net Market Levered Unlevered Debt / Cap. Debt / Equity Net Equity Beta (a) Beta (b) Ratio Ratio Debt (c) Value (d)

1.16 0.92 28.6% 40.1% $275 $686 1.28 1.05 25.1% 33.6% 21 63 1.90 1.92 (1.6%) (1.6%) (67) 4,266

1.45 1.30 17.4% 24.1% $76.6 $1,671.9 1.28 1.05 25.1% 33.6% $21.2 $686.3

Pre-Tax / After-Tax Cost of Debt

5.00% 5.50% 6.00% 6.50% 7.00% 7.50% 3.25% 3.58% 3.90% 4.23% 4.55% 4.88%

Weighted Average Cost of Capital (i)

11.8% 11.8% 11.8% 11.8% 11.8% 11.8% 11.5% 11.5% 11.5% 11.6% 11.6% 11.6% 11.1% 11.2% 11.2% 11.3% 11.4% 11.4% 10.7% 10.8% 10.9% 11.0% 11.1% 11.2% 10.4% 10.5% 10.6% 10.8% 10.9% 11.0% 10.0% 10.2% 10.3% 10.5% 10.7% 10.8%

Table Average 11.1%

(a) Levered Beta values from Barra dated August 31, 2005.

(b) Unlevered Beta = Levered Beta / [1+(1-Tax Rate)(Net Debt / Equity)]. (c) Net Debt includes short term debt, long term debt, minus cash. (d) Based on closing stock prices as of October 03, 2005.

(e) Risk Free Rate is 10-year Treasury Bond yield as of October 03, 2005.

(f) Long-horizon expected equity risk premium from 1926-2003 (source: Ibbotson Assoc. 2004 SBBI Valuation Edition 2004 Yearbook). (g) Levering Factor = [1+(1- Tax Rate)(Debt / Equity)].

(h) Cost of Equity = Risk Free Rate of Return + (Levered Beta)(Equity Risk Premium).

(i) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt / Cap.) + (Cost of Equity)(Equity / Cap.).

A WEIGHTED AVERAGE COST OF CAPITAL ANALYSES

Weighted Average Cost of Capital

($ in millions)

Company

Cerner IDX Systems Misys TriZetto

Average Median

Assumptions

Marginal Tax Rate 35.0% Risk Free Rate of Return (e)

4.28% Market Risk Premium (f) 7.2%

Debt / Debt / Unlevered Levering Levered Cost of Cap. Equity Beta Factor (g) Beta Equity (h)

0.0% 0% 1.08 1.00 1.08 12.1% 10.0% 11% 1.08 1.07 1.16 12.6% 20.0% 25% 1.08 1.16 1.26 13.3% 30.0% 43% 1.08 1.28 1.38 14.2% 40.0% 67% 1.08 1.43 1.55 15.4% 50.0% 100% 1.08 1.65 1.79 17.1%

Net Net Market Levered Unlevered Debt / Cap. Debt / Equity Net Equity Beta (a) Beta (b) Ratio Ratio Debt (c) Value (d)

0.62 0.62 0.6% 0.6% $22 $3,631 1.78 1.97 (18.1%) (15.3%) (224) 1,462 0.89 0.78 17.5% 21.2% 219 1,032 1.35 1.38 (4.0%) (3.9%) (25) 649

1.16 1.19 (1.0%) 0.6% ($2.2) $1,693.8 1.12 1.08 (1.7%) (1.6%) ($1.7) $1,247.3

Pre-Tax / After-Tax Cost of Debt

5.00% 5.50% 6.00% 6.50% 7.00% 7.50% 3.25% 3.58% 3.90% 4.23% 4.55% 4.88%

Weighted Average Cost of Capital (i)

12.1% 12.1% 12.1% 12.1% 12.1% 12.1% 11.7% 11.7% 11.8% 11.8% 11.8% 11.9% 11.3% 11.4% 11.4% 11.5% 11.6% 11.6% 10.9% 11.0% 11.1% 11.2% 11.3% 11.4% 10.6% 10.7% 10.8% 11.0% 11.1% 11.2% 10.2% 10.4% 10.5% 10.7% 10.8% 11.0%

Table Average 11.3%

(a) Levered Beta values from Barra dated August 31, 2005.

(b) Unlevered Beta = Levered Beta / [1+(1-Tax Rate)(Net Debt / Equity)]. (c) Net Debt includes short term debt, long term debt, minus cash. (d) Based on closing stock prices as of October 03, 2005.

(e) Risk Free Rate is 10-year Treasury Bond yield as of October 03, 2005.

(f) Long-horizon expected equity risk premium from 1926-2003 (source: Ibbotson Assoc. 2004 SBBI Valuation Edition 2004 Yearbook). (g) Levering Factor = [1+(1- Tax Rate)(Debt / Equity)].

(h) Cost of Equity = Risk Free Rate of Return + (Levered Beta)(Equity Risk Premium).

(i) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt / Cap.) + (Cost of Equity)(Equity / Cap.).

B Comparable Company Analysis

B COMPARABLE COMPANY ANALYSIS

Comparable Company Analysis

($ in millions)

Market % of 52W Enterprise Value/Revenue Enterprise Value/EBITDA Enterprise Value/EBIT Price/Earnings LT EPS Company Value High 2004A 2005E 2006E 2004A 2005E 2006E 2004A 2005E 2006E 2004A 2005E 2006E Growth Rate

Supply Chain/B2B

Ariba (a) $393 34.6% 1.13x 0.77x 0.69x 26.2x * 5.8x 4.2x NM 10.0x 6.3x NM 32.9x * 22.8x 15.0% Descartes 99 95.2% 1.48 1.57 1.50 NM 24.9 * 10.3 NM NM 19.5 * NM NM 49.9 * NA i2 Technologies 361 78.4% 0.99 1.13 1.13 9.2 13.2 13.9 * 13.4 30.8 * 34.7 * 52.0 * NM NM 11.0% Logility 81 90.6% 2.49 NA NA 8.9 NA NA NA NA NA 17.8 NA NA NA Manhattan Associates 709 91.7% 2.75 2.56 2.37 14.0 13.6 11.7 16.9 16.4 14.0 30.1 27.7 23.3 12.3% Manugistics 168 69.3% 0.87 1.10 1.18 7.3 NM 15.9 * 19.3 NM NM NM

NA 33.5 * 12.0% Owens & Minor 1,192 88.2% 0.29 * 0.28 * 0.26 * 10.8 9.9 9.0 12.3 11.3 10.3 19.2 17.5 15.8 11.8%

Group Average 1.62x 1.43x 1.38x 10.0x 10.6x 8.8x 15.5x 12.6x 10.2x 22.4x 22.6x 20.6x 12.4% Group Median 1.31 1.13 1.18 9.2 11.6 9.7 15.1 11.3 10.3 19.2 22.6 22.8 12.0%

Healthcare IT

Cerner $3,631 99.6% 3.94x 3.21x 2.83x 19.1x 15.3x 12.5x 31.8x 25.1x 19.7x 50.3x 40.1x 32.6x 24.3% Eclipsys 919 85.8% 2.62 2.13 1.87 NM 25.0 * 12.8 NM NM 32.4 NM NM 31.0 23.3% IDX Systems 1,462 99.8% 2.38 2.05 1.87 19.1 15.0 13.2 27.8 20.9 18.2 43.6 34.5 28.2 20.9%

Group Average 2.98x 2.47x 2.19x 19.1x 15.1x 12.8x 29.8x 23.0x 23.5x 47.0x 37.3x 30.6x 22.8% Group Median 2.62 2.13 1.87 19.1 15.1 12.8 29.8 23.0 19.7 47.0 37.3 31.0 23.3%

e-Health

Allscripts $994 94.7% 8.53x * 7.17x * 5.85x * NM 52.4x * 30.7x * NM 87.7x * 41.3x NM 77.1x 37.7x 30.0% ProxyMed 63 45.7% 0.93 0.94 0.83 10.5 10.2 6.5 NM NM * 31.7 NM NM * 99.2 * NA TriZetto 649 82.2% 2.27 2.16 1.96 17.4 13.7 10.4 60.6 32.3 20.5 83.2 34.5 25.3 20.0% WebMD 4,266 95.0% 3.62 3.23 2.95 39.2 31.5 23.7 72.4 38.2 27.7 25.5 19.6 16.6 19.4%

Group Average 2.28x 2.11x 1.91x 22.4x 18.5x 13.6x 66.5x 35.3x 30.3x 54.4x 43.7x 26.5x 23.1% Group Median 2.27 2.16 1.96 17.4 13.7 10.4 66.5 35.3 29.7 54.4 34.5 25.3 20.0%

Source: FactSet, SEC filings, Wall Street equity research.

* Denotes exclusion from group and overall averages and medians. Note: No research analysts cover Neoforma. (a) Pro forma for the acquisition of Freemarkets.

C Precedent Transactions

C PRECEDENT TRANSACTIONS

Selected Supply Chain/B2B Transactions

($ in millions)

Announcement Buyer/ Target Equity Value vs. Transaction Value/ Date Target Description Transaction Value LTM Revenues LTM EBITDA

9/12/05 Oracle Leading provider of CRM solutions $5,251 2.25x 16.7 * Siebel $3,009 3/22/05 Oracle Retail-based merchandising, SCM and CRM solutions 674 3.28 25.9 * Retek 571 1/27/05 Infor Global Solutions Provides software-extended SCM, ERP and CRM solutions 347 1.75 8.8 MAPICS 312

12/8/04 JGR Acquisition B2B business software manufacturer 6 0.79 NM CommerceOne(a) 16 3/24/04 CMGI Supply-chain-management/BPO provider 231 0.42 NA Modus Media 231 3/1/04 SHPS Holdings Provides B2B e-medical mgmt. solutions to healthcare payers and providers 57 1.69 8.8 Landacorp 46 2/11/04 RedPrairie Leading SCE provider in Europe 63-84(b) 1.50-2.00(b) NA LIS NA

1/23/04 Ariba Supply management services firm 493 2.53 30.2(c) * Freemarkets(c) 383 12/22/03 Kewill Provides trade facilitation software and services 12 1.00 NA TradePoint Systems Group 12 09/09/03 Chinadotcom Retail-based SCM solutions in the US and Europe 49 1.12 7.9 Industri-Matematik 49 08/18/03 SSA Global Tech. Develops distribution supply chain execution software 48 0.17 * NA EXE Technologies 12 05/09/03 SSA Global Tech. Provides collaborative commerce and knowledge mgmt. solutions 20 NM(d) NM

Elevon(d) 0

10/23/02 Manhattan Associates ASP for shippers and transportation companies 21 2.91 NA Logistics.com 21 06/24/02 Francisco Partners B2B/EDI Vendor 800 1.60 NA GE Global eXchange Svcs. 800

SUMMARY STATISTICS Low 0.42x 7.9x Median 1.69 8.8 Mean 1.76 8.5 High 3.28 8.8

* Denotes exclusion from summary statistics.

Source: SDC Corp., news releases and SEC filings.

(a) CommerceOne sold out of bankruptcy proceeding. (b) Research estimate.

(c) LTM EBITDA at time of announcement was $12.7 million. Total consideration per share represents 1-day and 1-month post announcement premiums of 22.8% and 66.5%, respectively. (d) LTM revenues at time of announcement was $42 million. Total consideration per share represents 1-day and 1-month post announcements premiums of 20.4% and 22.6%, respectively.

C PRECEDENT TRANSACTIONS

Selected e-Health Transactions

($ in millions)

Announcement Buyer/ Target Equity Value vs. Transaction Value /

Date Target Description Transaction Value LTM Revenues LTM EBITDA

7/11/2005 VNU Leader in information and consulting solutions for the pharma and healthcare industry $6,744 4.50x 13.7x IMS Health $7,055

7/12/2004 WebMD Provides IT consulting services to the government and healthcare providers 160 2.71 9.4 ViPS 160

4/6/2004 WebMD Provides Internet-based on-line healthcare and benefit information services 40 2.29 14.3 Dakota Imaging 40

1/20/2004 McKesson Wholesale pharmaceuticals and medical and surgical supplies through the Internet 39 0.30 NM

Moore Medical 43

10/22/2003 WebMD Develops technological and EDI solutions software for healthcare payers and providers 280 3.17 NA

Medifax-EDI 280

6/16/2003 WebMD Provides outsourcing services for healthcare-specific activities 110 1.75 NA

Advanced Business Ful. 110 (a)

SUMMARY STATISTICS

Low 0.30x 9.4x Median 2.50 13.7 Mean 2.45 12.4 High 4.50 14.3

Memo: Other Selected Transactions

2/22/2000 MedicaLogic Provides medical information and interactive programs via an Internet website 815 NM (b) NM

Medscape(b) 774

2/16/2000 Healtheon/ WebMD Provide on-line health care and benefit information services 335 NM (c) NM

(c)

OnHealth Network 327

2/14/2000 Healtheon/ WebMD Develops medical software 1,812 NM (d) NM (d)

(d)

Medical Manager 1,568

1/24/2000 Healtheon/ WebMD Provide electronic data interchange services to participants in the healthcare market 2,798 NM (e) NM (e) Envoy (e) 2,798

Source: SDC Corp., news releases and SEC filings.

(a) WebMD agreed to pay up to an additional $150 million beginning in April 2004 if certain, undisclosed milestones are achieved. (b) LTM revenues at time of announcement was $11.1 million. (c) LTM revenues at time of announcement was $3.7 million. (d) LTM revenues and EBITDA at time of announcement were $115.0 million and $8.4 million, respectively. (e) LTM revenues and EBITDA at time of announcement were $216.9 million and $72.5 million, respectively.

C PRECEDENT TRANSACTIONS

Selected Healthcare IT Transactions

($ in millions)

Announcement Buyer/ Target Equity Value vs. Transaction Value /

Date Target Description Transaction Value LTM Revenues LTM EBITDA

8/29/2005 Per-Se Technologies Leading information solutions company serving all sectors of healthcare $1,047 2.22x 11.2x NDCHealth $997

8/26/2004 Affiliated Computer Services Develops Internet software; application service provider 73 1.46 NA

BlueStar Solutions 73

9/25/2003 iSOFT Supplier of IT solutions to the healthcare sector in the UK and rest of Europe 558 2.32 11.6 Torex 656

5/7/2003 NDCHealth Automates the prescription fulfillment process 297 NM (a) NA

TechRx(a) 297

4/14/2003 Cegedim SA Provides management solutions services 35 0.17 NM

Synavant 28

10/14/2002 Pharma Services Provides data management and biostatistics services to the healthcare industry 1,744 0.49 4.5 Quintiles 993

5/15/2002 Cardinal Health Provides integrated marketing, educational and sales services to healthcare 207 0.90 10.6 Boron LePore 193

5/2/2002 McKesson Provides management systems based on PC client/server technology 339 NM (b) NM (b) ALI Technologies (b) 339 6/22/2001 Misys PLC Develops integrated software; provides health care information systems 404 2.74 13.8 Sunquest 339

5/1/2000 Siemens Provides computer facilities management services to the healthcare industry 2,075 1.89 13.5 Shared Medical 2,214

10/18/1998 McKesson Maker of software for healthcare companies 14,871 NM (c) NM (c)

(c)

HBO & Co 14,309

10/14/1997 NDCHealth Provides software solutions helping medical practices streamline operations 174 2.11 15.9 Physician Support Systems 217

SUMMARY STATISTICS

Low 0.17x 4.5x Median 1.89 11.6 Mean 1.59 11.6 High

2.74 15.9

Source: SDC Corp., news releases and SEC filings.

(a) NDC purchased 37% interest for $110 million. LTM revenues at time of announcement was $45.1 million. (b) LTM revenues and EBITDA at time of announcement were $39.4 million and $7.6 million, respectively. (c) LTM revenues and EBITDA at time of announcement were $1,460.1 million and $524.1 million, respectively.